EXHIBIT 4.3


                        NATIONAL INVESTMENT MANAGERS INC.
                             STOCK OPTION CONTRACT

      THIS STOCK OPTION CONTRACT ("Contract") entered into as of August 2, 2005, between National Investment Managers Inc., a Florida corporation (the "Company"), and Stephen H. Rosen (the "Optionee").

                             W I T N E S S E T H:
                             - - - - - - - - - -

      1. In consideration for services to be rendered by the Optionee to the Company in his capacity as a President of the Company's subsidiary, Stephen H. Rosen & Associates, Inc. ("SHRA"), pursuant to that certain Employment Agreement, of even date herewith, between the Optionee and SHRA (the "Employment Agreement"), the Company hereby grants to the Optionee an option ("Option") to purchase an aggregate of Fifty Thousand (50,000) shares of Common Stock, $.001 par value per share, of the Company ("Common Stock") at an exercise price of $1.50 per share, being at least equal to the fair market value of such shares of Common Stock on the date hereof.

      2. The term of this Option shall be five (5) years from the date hereof. This Option shall vest in twenty-four (24) equal monthly installments, commencing September 1, 2005, or, if sooner, upon a Change of Control of the Company.

       "Change of Control" shall mean (i) an acquisition of voting securities of the Company by any "person" (as the term "person" is used for purposes of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") (a "Person") immediately after which such Person has "beneficial ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of 50% or more of the combined voting power of the Company's then-outstanding voting securities; or (ii) a merger or consolidation that results in more than 50% of the combined voting power of the Company's then-outstanding voting securities changing ownership; or (iii) the sale of all or substantially all of the Company's assets.

      3. This option shall be exercised by giving written notice to the Company at its then principal office, presently 830 Third Avenue, 14th Floor, New York, New York 10022, Attention: Chief Financial Officer, stating that the Optionee is exercising the option hereunder, specifying the number of shares being purchased and accompanied by payment in full of the aggregate purchase price therefor in cash or by certified check.

      4. Upon the termination of Optionee's employment for Cause (as defined in the Employment Agreement) or upon Optionee's voluntary termination of his employment with SHRA, any unvested Options and any vested but unexercised Options shall automatically become null and void and shall automatically terminate.

      5. If the Optionee's employment with SHRA is terminated on account of death or Disability (as defined in the Employment Agreement), any unvested Options shall immediately and automatically become null and void and shall terminate, and the Optionee or the Optionee's legal representative may exercise

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the Option, to the extent exercisable on the date of death or Disability, at any time within ninety (90) days after termination of employment but in no event after the expiration of the term of the Option.

      6. If the Optionee's employment with SHRA is terminated without Cause or due to SHRA's non-renewal of the Employment Agreement upon expiration of the original one-year term of the Employment Agreement, Optionee's Options shall nonetheless continue to vest in accordance with the foregoing 24-month schedule, and Optionee shall be entitled to exercise any vested options throughout the balance of the term of the Option.

      7. Notwithstanding the foregoing, this option shall not be exercisable by the Optionee unless (a) a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the shares of Common Stock to be received upon the exercise of this option shall be effective and current at the time of exercise or (b) there is an exemption from registration under the Securities Act for the issuance of the shares of Common Stock upon such exercise. The Optionee hereby represents and warrants to the Company that, unless such a Registration Statement is effective and current at the time of exercise of this option, the shares of Common Stock to be issued upon the exercise of this option will be acquired by the Optionee for his own account, for investment only and not with a view to the resale or distribution thereof. In any event, the Optionee will notify the Company of any proposed resale of the shares of Common Stock issued to him upon exercise of this option. If (i) the Optionee is an "affiliate" of the Company within the meaning of the Securities Act at the time of any such resale or (ii) at the time of exercise of this option the shares issued were not subject to a current and effective Registration Statement under the Securities Act covering their issuance, then any subsequent resale or distribution of shares of Common Stock by the Optionee will be made only pursuant to (x) a Registration Statement under the Securities Act which, at the time of resale, is effective and current with respect to the Optionee's sale of shares of Common Stock being sold, or (y) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption, the Optionee shall, prior to any offer of sale or sale of such shares of Common Stock, provide the Company (unless waived by the Company) with a favorable written opinion of counsel satisfactory to the Company, in form, substance and scope satisfactory to the Company, as to the applicability of such exemption to the proposed sale or distribution. Such representations and warranties shall also be deemed to be made by the Optionee upon each exercise of this option. Nothing herein shall be construed as requiring the Company to register the shares subject to this option under the Securities Act.

      8. In the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, merger in which the Company is the surviving corporation, spin-off, split-up, combination or exchange of shares or the like which results in a change in the number or kind of shares of Common Stock which are outstanding immediately prior to such event, the aggregate number and kind of shares subject to the option and the exercise price thereof shall be appropriately adjusted by the Board of Directors, whose determination shall be conclusive and binding on all parties.


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

      9. The Company may affix appropriate legends upon the certificates for shares of Common Stock issued upon exercise of this option and may issue such "stop transfer" instructions to its transfer agent in respect of such shares as it determines, in its discretion, to be necessary or appropriate to (a) prevent a violation of, or to perfect an exemption from, the registration requirements of the Securities Act or (b) implement the provisions of this Contract or any other agreement between the Company and the Optionee with respect to such shares of Common Stock.

      10. Nothing herein shall confer upon the Optionee any right to continue as an employee of the Company or its affiliates or interfere in any way with any right of the Company or its affiliates to terminate such employment, subject to the terms of the Employment Agreement.

      11. The Optionee represents and agrees that he will comply with all applicable laws relating to the grant and exercise of this option and the disposition of the shares of Common Stock acquired upon exercise of the option, including without limitation, federal and state securities and "blue sky" laws.

      12. This option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

      13. This Contract shall be binding upon and inure to the benefit of any successor or assign of the Company and to any legal representative of the Optionee.

      14. This Contract shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to the conflicts of law rules thereof that would defer to the substantive laws of any other jurisdiction.

      15. The invalidity or illegality of any provision herein shall not affect the validity of any other provision.



      IN WITNESS WHEREOF, the parties hereto have executed this Contract as of the day and year first above written.

                              NATIONAL INVESTMENT MANAGERS INC.


                              By:
                                  --------------------------------



OPTIONEE:


STEPHEN H. ROSEN


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